Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Gives Manufacturers Competitive Edge—

Real-time Visibility into Critical Operations

Growing Number of Manufacturing Companies Select DataMirror LiveBusiness™ Solutions

TORONTO, CANADA – (December 16th , 2002) – DataMirror (Nasdaq: DMCX; TSX: DMC), the leading provider of enterprise application integration and resiliency solutions, today announced that a growing number of manufacturing companies are gaining competitive advantage through DataMirror’s real-time data integration and resiliency solutions that enhance operational efficiencies, streamline supply chains and lower the cost of business transactions.

Recent customers Garan Inc., Hitachi Automotive Products (USA) Inc., The Paper Magic Group Inc. and Sauder Woodworking join a long list of leading manufacturers who have implemented DataMirror software. Other customers include: 3M Company, Acushnet Company,  Corning, Duracell USA, General Semiconductor, The Gillette Company, The Goodyear Tire & Rubber Company, Ingersoll-Rand, Maytag Appliances and W.L. Gore & Associates.

“When you’re talking about your supply chain, what you can’t see can hurt you. Real-time data integration allows manufacturers to streamline operations and quickly identify weak links or bottlenecks before they impact business,” says Nigel Stokes, CEO, DataMirror. “In addition to monitoring critical business activities and protecting the continuity of supply chains, DataMirror solutions also allow manufacturers to effectively communicate vital data in real-time such as pricing updates to the channel and sales people in the field. Our out-of-the-box solutions help customers achieve better supply chain visibility, improved operational efficiencies and high cost savings—all factors that impact the bottom line.”

“The diverse mix of packaged and custom ERP and SCM applications employed by manufacturers are treasure chests of data that businesses need for analytic solutions that drive business performance,” says Doug Laney, META Group Vice President, Application Delivery Strategies. “However, the challenges of multi-platform integration have made these data assets difficult to access. Data integration solutions with peer-to-peer architectures, multi-platform support and real-time capabilities can enable rapid enterprise-wide data integration for manufacturers. Also, our research indicates that graphical administration consoles utilizing Java to provide commonality and portability, can reduce total cost of ownership.”

DataMirror’s LiveIntegration™ solution connects employees, suppliers and distributors to real-time flows of information—regardless of the different systems, applications and relational databases deployed across the enterprise. No costly programming is required to integrate data across multi-platform environments. DataMirror’s complementary LiveResiliency™ solution provides the ability to continuously mirror critical data and applications, and automatically switch users from primary to recovery systems in the event of an outage. LiveResiliency enables operational and customer-facing systems to be thoroughly backed up and resilient 24/7 and ensures that internal systems connected to trading partners, suppliers and distributors are always available. Creating a real-time, zero-latency enterprise that is virtually impervious to downtime is a definitive competitive advantage for manufacturers.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2002 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveIntegration, LiveResiliency and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.